Exhibit 10.64

WILLIAMS-SONOMA, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Agreement (the “Amendment”) is made as of November 11, 2008, by and between Williams-Sonoma, Inc. (the “Company”), and Sharon L. McCollam (the “Executive”).

RECITALS

WHEREAS, the Company and Executive entered into that certain employment Agreement dated December 28, 2002 (the “Agreement”).

WHEREAS, the Company and Executive desire to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the Company and Executive agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT

1.        The first WHEREAS clause of the Agreement is hereby amended to read in its entirety as follows:

WHEREAS, the Company presently employs the Executive as Executive Vice President, Chief Operating and Chief Financial Officer;

2.        Disability.  Section 4 of the Agreement, entitled “Disability,” is hereby amended to read in its entirety as follows:

4.   Disability.  If the Company reasonably shall determine that the Executive has become physically or mentally incapable of performing her duties (“disabled”) and the Company reasonably determines that such incapacity is likely to last for a period of at least 180 days from the onset of such disability, the Company may, at its election at any time after the date of such onset while the Executive remains disabled, terminate the Executive’s employment hereunder by giving the Executive written notice of such termination, effective following the expiration of any short-term disability leave (typically thirteen (13) weeks) to which Executive is entitled under the Company’s short-term disability policy as in effect at such time. However, following the date of notice of such termination and during the time of such short-term disability leave, Executive shall cease to be an officer of the Company. After such short-term disability leave, Executive shall be eligible to receive any payments to which she is entitled under the Company’s long-term disability policy, provided that she qualifies for coverage. Unless the Executive becomes disabled in the course of performing her duties as an officer of the Company (in which case the Company shall have the additional obligations specified in Section 7(a) the Company shall have no other obligation to the Executive or her dependents other than Entitlement, Rights, accrued vacation pay and amounts due under the Company’s long-term disability plan, and any benefits offered by the Company under its then policy to employees who become disabled while employed by the Company.

3.        Termination for Good Reason or Without Cause.  Section 7 of the Agreement, entitled “Termination for Good Reason or Without Cause,” is hereby amended to read in its entirety as follows:

7. Termination for Good Reason or Without Cause.  In the event of a termination of the Executive’s employment pursuant to Section 6 hereof, or in the event the Company shall terminate the Executive’s employment without cause, or, in the event the Executive dies or terminates due to becoming disabled during the course of performance of her duties as an officer of the Company, then the Company shall have no obligation to Executive except as follows:

(a) The Executive shall receive her Entitlements and have her Rights. In addition, from the date of such termination until the earliest of (i) the Severance Period Termination Date, as hereinafter defined, or (ii) the Executive’s material violation of the post employment requirements of Section 8 hereof, following the date of such termination (hereinafter referred as the “Severance Period”), the Company shall (x) make payments to the Executive in accordance with the payroll schedule applicable to officers of the Company (subject to the timing provisions of Section 17 hereof), calculated at the annual rate of base salary which the Executive was receiving immediately prior to such termination, plus (y) provide Executive with an additional lump sum payment equal to eighty percent (80%) of Executive’s annual base salary as in effect immediately prior to such termination, payable, subject to the timing provisions of Section 17, on or within fifteen (15) days of such termination. As used herein the “Severance Period Termination Date” shall mean the first anniversary of the date of termination of Executive’s employment with the Company.

(b) During the Severance Period the Executive shall not be an employee and shall not be entitled to receive any fringes, perquisites or benefits from the Company, except the Company shall pay the premiums for her and her dependents’ health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) until the earliest of (i) the end of the usual COBRA continuation period of eighteen (18) months, or (ii) such time as she commences other employment or (iii) such time as she or a dependent, as the case may be, is no longer eligible for continued coverage under COBRA.

(c) The Company shall provide the Executive, at no cost to the Executive, with out-placement services at a level commensurate with the Executive’s position. Such outplacement services may not be incurred later than December 31 of the second year following the calendar year in which Executive’s termination occurred. The Company shall pay the cost of such outplacement services directly to the Company-selected or approved provider.

(d) The Executive shall not be required to mitigate the amount of any payment provided for in the second sentence of paragraph (a) or in paragraph, (b) by seeking other employment nor shall any amounts to be received by the Executive hereunder be reduced by any other compensation earned.

(e) The Company shall be entitled to withhold from any payments made to the Executive under this Section 7 any amounts required to be withheld by applicable federal, state or local tax law.

4.        Section 409A.  Section 17 of the Agreement, to be entitled “Section 409A,” is hereby added to the Agreement and shall read in its entirety as follows:

17.  Section 409A.

 (a) Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits payable under this Agreement will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder, as each may be amended from time to time (together, “Section 409A”). Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s “separation from service” other than due to Executive’s death, then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, that in each case when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to Executive on or within the six (6) month period following Executive’s “separation from service” will accrue during such six (6) month period and will instead become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s “separation from service.” All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

 (b) Notwithstanding anything herein to the contrary, if Executive dies following her “separation from service” but prior to the six (6) month anniversary of the date of her “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death, but not later than ninety (90) days after the date of Executive’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

 (c) For the avoidance of doubt, if, as a result of Executive’s material violation of the post employment requirements of Section 8 hereof, the Severance Period ends prior to the payment of any Deferred Compensation Separation Benefits delayed in accordance with this Section, any Deferred Compensation Separation Benefits accrued prior to the end of the Severance Period will not be forfeited but will be paid in accordance with the timing of payment provisions of this Section.

 (d) It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

5.        Full Force and Effect.  To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

6.        Entire Agreement.  This Amendment and the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

7.        Successors and Assigns.  This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

8.        Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

9.        Governing Law.  This Amendment shall be governed in all respects by the internal laws of California, without regard to principles of conflicts of law.

10.        Amendment.  Any provision of this Amendment may be amended, waived or terminated by a written instrument signed by the Company and Executive.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth above.

SHARON L. MCCOLLAM	WILLIAMS-SONOMA, INC.

/s/ Sharon L. McCollam	/s/ W. Howard Lester
Signature	Signature

Sharon L. McCollam	W. Howard Lester
Print Name	Print Name

Chairman and Chief Executive Officer
Print Title

(Signature page to Amendment to S. McCollam Agreement)

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